Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

The purpose of this Separation Agreement (this “Agreement”) is to confirm the terms regarding Your separation of employment from Apartment Income REIT LLC (f/k/a Apartment Income REIT Corp.) (the “Company”), Apartment Income REIT, L.P. (“OpCo”), and their respective subsidiaries and related entities through which the Company and OpCo conduct business (collectively, the “Company Group” and each member of the Company Group, a “Group Company”).  As more fully set forth below, the Company Group owes You certain benefits pursuant to Your Employment Agreement (defined below) and desires to provide You with certain benefits in exchange for certain agreements by You as further set forth herein.  Capitalized terms not otherwise defined herein shall have the meanings as set forth in Your employment agreement with AIMCO Properties, L.P. (the predecessor of OpCo) dated as of December 29, 2017, as amended on each of December 15, 2020, October 29, 2021, December 31, 2022, and December 22, 2023 (as amended, Your “Employment Agreement”).

1.           Definitions.

(a)          “You” and “Your” shall refer to Terry Considine.

(b)          The “Separation Date” shall be October 2, 2024.

2.          Separation of Employment. Your last day of employment with the Company Group will be the Separation Date.  On such date You will have had a separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder.  From and after the Separation Date, You shall have no authority as, and neither You nor any Group Company shall represent that You are, an employee or agent of any Group Company.  You hereby resign, effective as of the Separation Date, from all director and officer positions that You hold with respect to any Group Company.  You shall neither take official action in the name or on behalf of any Group Company nor have the authority to bind any Group Company after the Separation Date.  Except as specifically set forth in Section 6.8 of Your Employment Agreement, from and after the Separation Date, you shall have no duty or obligation to provide any consulting or other services to any Group Company nor commit any time to the business endeavors of the Company Group.  Each of You, on the one hand, and the Company and OpCo, on the other hand, further agree to execute and deliver to the other such documents concerning such separation from employment (and any related service) as may be reasonably requested by the other that are consistent with this Agreement (including to give effect to this Agreement).  Notwithstanding that the termination of Your employment is by mutual agreement, the parties hereto acknowledge and agree that, solely for purposes of Section 5 of Your Employment Agreement, Your employment termination will be deemed to be a termination without Cause, that neither party need deliver a separate “Notice of Termination” under Section 5.2 of Your Employment Agreement, and that no notice period applies to Your separation under this Agreement.

3.          Separation Pay and Benefits. You will receive (i) the Amounts and Benefits, including without limitation (x) any earned but unpaid Base Salary through the Separation Date, paid in accordance with the Company’s normal payroll practices and (y) reimbursement for any unreimbursed expenses properly incurred through the Separation Date, payable in accordance with Section 1.3 of Your Employment Agreement, and (ii) subject to Your timely execution and non-revocation of this Agreement, the following payments and benefits in accordance with Section 5.4(b) of Your Employment Agreement:

(a)          an amount equal to $4,600,000 (the “Severance Amount”), representing the sum of (x) three times Your Base Salary (as defined in Your Employment Agreement) currently in effect and (y) Your Target STI for 2024, payable in a lump sum on January 7, 2025 (the “Payment Date”); provided, that, if You violate the covenants in Section 6 of Your Employment Agreement, no further payment shall be due under this subsection (a) or, if the Severance Amount has already been paid, You shall repay to the Company an amount equal to 1/24 of the paid amount for each month between the date of the violation and the second anniversary of the Separation Date;

(b)         an amount equal to $2,569,370, representing the pro-rated STI that You would otherwise have earned for 2024 based on the actual achievement of the applicable performance targets, payable in a lump sum on or before November 29, 2024; and

(c)        continued medical coverage at OpCo’s expense for You and Your spouse and other eligible dependents under the Company Group’s medical, dental and vision plan until the earlier of (x) 18 months following the Separation Date, and (y) You becoming eligible for coverage under the health, dental or vision insurance plan, as applicable, of a subsequent employer or other provider of group insurance coverage; provided, that such period of continued medical coverage shall constitute coverage under COBRA; provided, further, that in the event Your coverage terminates pursuant to the preceding clause (x), OpCo shall pay You a lump sum payment equal to six times the monthly COBRA premium then in effect within 30 days of such termination of coverage.

In addition, You are over 40 years of age, and the provisions of Section 8(c) hereof apply to this Agreement.  The additional amount paid to You in consideration for Your execution of a waiver under the Age Discrimination in Employment Act (“ADEA”) shall be $15,385, such amount being equal to one week of Your current Base Salary, payable on the Payment Date.

4.          Additional Payment.  Subject to Your timely execution and non-revocation of this Agreement, the Company will also provide to You a cash payment in the amount of $1,250,000, to be paid on or before November 29, 2024.

5.          Equity Interests.  You and your affiliates beneficially own certain common units in OpCo as set forth on Exhibit A hereto under the heading “Common Units” (the “OP Units”) and that You have been granted LTIP Units as set forth in column 4 of the table under the heading “LTIP Units” on Exhibit A hereto, comprised of “LTIP I” units (“LTIP I Units”) and “LTIP II” units (“LTIP II Units”), a portion of which remain unvested as of immediately prior to the Separation Date.

(a)        On the Separation Date, a portion of Your unvested LTIP Units will vest in accordance with their terms.  For purposes of determining the number of LTIP Units that vest as of the Separation Date, the performance goals applicable to any such LTIP Units will be measured at the greater of target level performance and actual performance through the Closing Date (as defined in the Agreement and Plan of Merger, dated as of April 7, 2024, by and among the Company, Apex Purchaser LLC, a Delaware limited liability company, Aries Purchaser LLC, a Delaware limited liability company, Astro Purchaser LLC, a Delaware limited liability company, and Astro Merger Sub, Inc., a Maryland corporation (the “Merger Agreement”)) in a manner consistent with the Company Restricted Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement, which the parties hereto agree results in 246,356 LTIP I Units and 2,562,284 LTIP II Units being vested as of the Separation Date.  Taking into account such accelerated vesting, as of the Separation Date (but immediately prior to the Conversion (as defined below)) You will hold the LTIP Units set forth on Exhibit A in column 4 of the table under the heading “LTIP Units” (the “Vested LTIP Units”), each of which shall be fully vested and booked up, to the extent a book up is available.  Furthermore, as of the Separation Date, all of the LTIP Units identified as “LTIP I” in column 2 of Exhibit A that are vested (taking into account the first sentence of this Section 5(a)) shall be converted, on a 1:1 basis, into Common Units of OpCo (the “Conversion”) and this Agreement shall be deemed to be a Conversion Notice pursuant to the terms of the Seventh Amended and Restated Limited Partnership Agreement of OpCo (as amended to the date hereof, the “Partnership Agreement”).  You acknowledge and agree that all LTIP Units held by You other than the Vested LTIP Units, and all rights associated therewith, shall be automatically forfeited by You on the Separation Date without any consideration therefor and without any further action on the part of You, the Company or OpCo.

(b)          Within two days following the Separation Date, You will be paid the retained distributions with respect to your LTIP I Units that vested in accordance with Section 5(a) in the aggregate amount of $2,993,225.  You acknowledge and agree that payment of such amount shall be in full satisfaction of any rights to distributions in respect of such LTIP I Units.

(c)         Your OP Units (including the LTIP I Units converted in the Conversion pursuant to Section 5(a) above) and Vested LTIP Units will remain subject to their existing terms, including the terms of the Partnership Agreement and, in the case of the Vested LTIP Units, the applicable award agreements, as amended (collectively, the “Equity Documents”), and each of the parties hereto shall retain their respective rights and obligations set forth in the Equity Documents.  You and OpCo agree to perform all such further acts and execute and deliver all such further documents, in each case, as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

6.           [Reserved].

7.           Representations, Return of Company Property, Restrictive Covenants.  You, the Company and OpCo expressly acknowledge and agree to the following:

(a)          that Exhibit A hereof sets forth all of the equity interests in the Company Group that You, Your immediate family members and Your and their affiliates beneficially own as of the Separation Date and that You, Your immediate family members and Your and their affiliates do not beneficially own, directly or indirectly, and are not otherwise entitled to, any equity interests in any Group Company other than those in OpCo set forth on Exhibit A;

(b)         that, as of the Separation Date, You have returned to the Company Group all Company Group documents (and any copies thereof) and property (including without limitation all credit cards, phone cards, cellular phones, computers and software); provided, the Company confirms that (i) Your rolodex (or other tangible or electronic address book) and Your cellular telephone number are Your personal property, (ii) You may retain Your Company laptop so long as it has been cleared of all Company related data, and (iii) You may also retain your calendar and any documents pertaining to Your compensation information and information reasonably needed for tax preparation purposes and any other items of personal property You have brought to the Company Group; and

(c)         that the restrictive covenants set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.6 of Your Employment Agreement (together with Section 7(c)(ii), and as amended by Section 7(c)(iv) and 7(c)(v), of this Agreement, the “Restrictive Covenants”) shall survive the Separation Date and continue to be in effect in accordance with the terms thereof or, in the case of Section 7(c)(ii) and 7(c)(iii), until the second anniversary of the Separation Date.  Notwithstanding the foregoing, You and the Company Group hereby agree that:

(i)	the “Competitors” for purposes of the Restrictive Covenants are as set forth on Exhibit B hereto;

(ii)
You shall not contact investors, joint venture partners, customers, suppliers, vendors or any other business relations of the Company Group to the extent You have knowledge of such business relationship for the purpose of discussing their business with the Company Group unless specifically requested or consented to by the Company;

(iii)
The Company and OpCo shall not, and shall not cause or permit any Group Company to, contact investors, joint venture partners, customers, suppliers, vendors or any other business relations of You or any of Your affiliates to the extent the Company and/or OpCo has knowledge of such business relationship for the purpose of discussing their business with You or any of Your affiliates unless specifically requested or consented to by You;

(iv)
subject to Your, the Company’s and OpCo’s timely execution and non-revocation of this Agreement, the Restrictive Covenants shall be deemed amended to permit You, Your family members and any of Your or their affiliates to solicit and hire, or engage as an independent contractor, the individuals set forth on Schedule I hereto, each of whom, if hired or engaged by You or Your affiliate, would be deemed not to be in breach of any noncompetition covenants owed to the Company Group as a result of such employment or engagement; and

(v)
Your obligations under Section 6.6 of Your Employment Agreement owed to the Company Group and their respective directors or officers, or products or services shall also be owed to Blackstone, Inc. and Blackstone Real Estate Partners X L.P., and their respective subsidiaries, and the foregoing’s directors or officers, or products or services.  The Company’s obligations under Section 6.6 of Your Employment Agreement owed to You shall also be owed to Your family members, and each of Your and their respective affiliates.

8.           Release of Claims Against the Company Group.

(a)       You hereby agree and acknowledge that by signing this Agreement You, on behalf of Yourself and Your heirs, affiliates, successors, agents, representatives, assigns, executors, administrators, dependents and family members (collectively, including You, the “Employee Parties”) hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the Company Parties (as defined below) from and against any and all Claims (as defined below) against any or all of the Company Parties whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by all parties.  Your waiver and release herein is intended to bar any form of Claim against any or all of the Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against any or all of the Company Parties, for any alleged action, inaction or circumstance existing or arising through the date this Agreement is executed by all parties.  The foregoing waiver and release constitute a FULL AND FINAL RELEASE OF ALL CLAIMS, and shall apply to all known and unknown claims or damages existing as of the date this Agreement is executed by all parties.  Without limiting the foregoing general waiver and release, on behalf of the Employee Parties, You specifically waive and release any and all of the Company Parties from any Claim arising from or related to Your employment relationship with the Company Group or the termination thereof, including, without limitation:

(i)
Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal ADEA, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.

(ii)
Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, and any similar local, state, federal or foreign statute or law.

(iii)
Claims under any local, state, federal or foreign common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)	Any other Claim arising under local, state, or federal law.

(b)          Notwithstanding the foregoing, this Section 8 does not release the Company or OpCo from (i) any obligation expressly set forth in this Agreement, (ii) Your rights to indemnification and coverage under the Company’s directors and officers liability insurance as set forth in Section 7 of Your Employment Agreement, or (iii) any obligation of the Company to pay or provide You with accrued and vested benefits under any qualified employee benefit plan in which You participated prior to the Separation Date in accordance with the terms thereof.  You acknowledge and agree that, but for providing this waiver and release, You would not be receiving the payments and benefits set forth in Sections 3 and 4 herein.

(c)       You explicitly acknowledge that if You are over 40 years of age, You have specific rights under ADEA, which prohibits discrimination on the basis of age, and the releases set forth in this Section 8(c) are intended to release any right that You may have to file a claim against any or all of the Company Parties alleging discrimination on the basis of age.  It is OpCo’s desire and intent to make certain that You fully understand the provisions and effects of this Agreement.  To that end, You have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Consistent with the provisions of the Older Worker Benefits Protection Act (“OWBPA”), the Company is providing You with 21 days in which to consider and accept the terms of this Agreement by signing below and returning it to Asim Hamid, Senior Managing Director & Secretary of the Company (the “SMD”).  In addition, You may rescind Your assent to this Agreement within seven days after You sign it.  To do so, You must deliver a notice of rescission to the SMD.  To be effective, such rescission must be hand delivered or postmarked within the seven day period and sent by certified mail, return receipt requested, to the SMD, by email at Asim.Hamid@Blackstone.com.  By executing this Agreement, You are acknowledging that You have been afforded sufficient time to understand the terms and effects of this Agreement, that Your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither any of the Company Parties nor their agents or representatives have made any representations inconsistent with the provisions of this Agreement.

9.           Release of Claims Against You.  Contingent upon Your execution and non-revocation of this Agreement, each of the Company and OpCo, on its own behalf and on behalf of the Company Parties, hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the Employee Parties from and against any and all claims against any or all of the Employee Parties for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by all parties; provided, that the following claims shall not be released hereunder: (i) any obligation expressly set forth in this Agreement, (ii) claims for breach of fiduciary duty, (iii) claims for willful misconduct or illegal activity, or (iv) material claims that have been concealed from the Company’s board of directors.

10.          Miscellaneous.

For the purposes hereof, the term “Claims” shall mean any and all claims, demands, debts, liens, agreements, promises causes of action, liability, damages, costs, and expenses of any kind and nature whatsoever, whether arising under state, federal or local law, administrative rule or regulation, common law, contract, tort, or in equity, known or unknown, whether accrued, contingent, inchoate or otherwise, suspected or unsuspected, raised affirmatively or by way of defense or offset, including, without limitation any consequences flowing, resulting, or which might result therefrom.

For the purposes hereof, the term “Company Parties” shall mean the Company, OpCo, and any and all of their respective subsidiaries, affiliates, divisions, acquiring and/or ownership entities, parent, associated or allied companies, corporations, firms, partnerships, management companies, and/or organizations, joint ventures, and any related entities (including, without limitation, any management company and its subsidiaries and affiliates), and their respective successors, predecessors, counsel, board members, officers, partners, trustees or employees thereof jointly and severally, in both their personal and corporate capacities; provided that Company Parties shall exclude any affiliate of Blackstone Inc. (including any investment fund or portfolio company affiliated with, advised by or managed by Blackstone Inc. or an affiliate thereof) other than (x) Apex Purchaser LLC, Aries Purchaser LLC, Astro Purchaser LLC, the Company, OpCo and their respective subsidiaries and (y) Blackstone Real Estate Partners X L.P.,  its controlling affiliates and its majority-owned subsidiaries.  The Company Parties are hereby made third party beneficiaries of Section 8 of this Agreement.  The Employee Parties are hereby made third party beneficiaries of Section 9 of this Agreement.

Given Your status as a limited partner of OpCo, amounts payable to You will be treated as partner compensation for income tax purposes, and any compensation under this Agreement will be treated as “guaranteed payments” (other than the retained distributions described in Section 5(b) hereof, which will be treated as distributions) for federal and state income tax purposes reportable to You and the IRS on a Schedule K-1 to OpCo’s annual Form 1065 tax return.  Accordingly, the Company and OpCo do not intend to withhold any taxes from any compensation or issue You a Form W-2.  You will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority, including but not limited to laws governing self-employed individuals.

This Agreement, along with Your Employment Agreement and the Equity Documents (as modified herein), contains the entire agreement and understanding by and between You, the Company and OpCo with respect to matters set forth herein.  No change, amendment or modification hereto shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision or any particular breach or default of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision or any particular breach or default of this Agreement at any time shall be deemed a waiver of any other provision or prior or subsequent breach or default of this Agreement at such time or be deemed a valid waiver of such provision at any other time.  No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.  No single or partial exercise by any party of any right, power or remedy will preclude any other or future exercise thereof or of any other remedy.  A determination that any provision of this Agreement is prohibited by law or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.

All notices, requests, consents, claims, demands, approvals, waivers and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by nationally recognized overnight delivery service, or (d) when delivered by or email (in each case in this clause (d), without receipt of a delivery failure message), addressed as follows:

if to the Company, to:

Apartment Income REIT LLC
4582 South Ulster Street, Suite 1700
Attention: Asim Hamid, Senior Managing Director & Secretary
Email: [***]

with a copy to (which shall not constitute notice, request, consent, claim, demand, approval, waiver or other communication):

Apartment Income REIT LLC
4582 South Ulster Street, Suite 1700
Attention: General Counsel
Email: [***]

with a copy to (which shall not constitute notice, request, consent, claim, demand, approval, waiver or other communication):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Andrew Blau
Email: Andrew.Blau@stblaw.com

if to You, to:

Terry Considine
c/o Considine Companies
4582 South Ulster Street, Suite 1410
Email: [***]

with a copy to (which shall not constitute notice, request, consent, claim, demand, approval, waiver or other communication):

Considine Partners
4582 South Ulster Street, Suite 1410
Denver, CO  80237
Attention: Legal
Email: [***]

with a copy to (which shall not constitute notice, request, consent, claim, demand, approval, waiver or other communication):

Bartlit Beck LLP
1801 Wewatta, Suite 1200
Denver, CO 80202
Attention: M. Robert Morrill
Email: robert.morrill@bartlitbeck.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this paragraph; provided that notice of any change to the address or any of the other details specified in or pursuant to this paragraph shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is three business days after such notice would otherwise be deemed to have been received pursuant to this paragraph (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or electronic mail address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

The provisions of Section 8.7 of Your Employment Agreement shall govern any controversy, dispute, or Claim of any nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any Claim based on contract, tort or statute.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Colorado without reference to its conflict of laws rules.  This Agreement may be executed by facsimile and in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart (whether an original, a facsimile or other copy) shall be deemed an original hereof.

You acknowledge that the this Agreement must be signed by You on or after the Separation Date but no later than 21 days after the Separation Date, and You must not revoke (as described therein) the release contained in Section 8 in order to receive the payments and benefits set forth in Sections 3 and 4 herein.  The Company and OpCo acknowledge that this Agreement must be signed by the Company and OpCo on or after the Separation Date but no later than 21 days after the Separation Date, in order for the modifications to the Restrictive Covenants in Section 7(c) (excluding Sections 7(c)(iii) and 7(c)(iv)) to continue in effect.

The parties hereto agree that (i) none of them will issue a press release or, except to the extent required by law, make any public statements regarding the subject matter hereof other than as mutually agreed by You and the SMD and (ii) OpCo will publicly file this Agreement on a Form 8-K.  Further, the parties hereto agree that You and the Company will announce Your transition from the role of CEO of the Company to the employees of the Company on a date mutually agreed by You and the SMD.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the SMD within 21 days.  This Agreement may be executed in counterparts.

[Signature Page Follows]

CONFIRMED, CONSENTED AND AGREED TO BY YOU:

/s/ Terry Considine

Terry Considine

Date: 10/2/2024

AGREED TO BY THE COMPANY:

APARTMENT INCOME REIT LLC

By:	/s/ Asim Hamid
	Name:	Asim Hamid
	Title:	Senior Managing Director & Secretary

AGREED TO BY OPCO:

APARTMENT INCOME REIT, L.P.

By:	AIR-GP LLC, its General Partner

By:	/s/ Asim Hamid
	Name:	Asim Hamid
	Title:	Senior Managing Director & Secretary

Date: October 2, 2024

[Signature Page to Separation Agreement]

Exhibit A

Beneficial Ownership in Apartment Income REIT, L.P.

Common Units

Name of Holder	Type of Unit	Number of Units
CONSIDINE INVESTMENT CO	Common Units	179,735
Elizabeth C Considine	Common Units	192,422
TITAHOTWO LTD	Common Units	2,300
Terry Considine	Common Units	310,947
Total Common Units		685,404
Titahotwo Limited Partnership, RLLLP	HPU	894,372
Titahotwo Limited Partnership, RLLLP	HPU	695,000
Total HPU		1,589,372

LTIP Units

1 Date of Grant	2 Grant Type	3 Units Outstanding Immediately Prior to the Separation Date	4 Units Vested as of the Separation Date[1]	5 Units Forfeited as of the Separation Date[2]	6 Conversion Price (as adjusted)
1/30/2018	LTIP II	413,231	413,231	N/A	$23.01
1/29/2019	LTIP II	170,574	170,574	N/A	$30.35
1/28/2020	LTIP II	416,241	416,241	N/A	$33.91
2/1/2022	LTIP II	586,714	320,813	265,901	$39.31
1/31/2023	LTIP II	316,456	316,456	0	$25.03
1/31/2023	LTIP II	197,630	197,630	0	$25.03
1/31/2023	LTIP II	624,480	416,320	208,160	$25.03
1/31/2023	LTIP II	311,019	311,019	0	$25.03
Total LTIP II Vested as of Separation Date:			2,562,284
1/1/2024	LTIP I	303,072	246,356	56,716
Total LTIP I Vested as of Separation Date:			246,356

[1]	After giving effect to the accelerated vesting as set forth in Section 5(a).

[2]	After giving effect to the accelerated vesting as set forth in Section 5(a).

Exhibit A